Exhibit 4.4

INDEMNITY AGREEMENT

THIS INDENTURE made the 8th day of May, 2003.

BY:

TRIANT TECHNOLOGIES INC., a Company duly incorporated under the laws of British Columbia and having its Registered Office at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia

(the "Company")

IN FAVOUR OF:

_________________________, of _______________________________

(the "Indemnified Party")

WITNESSES that in consideration of $1.00 now paid by the Indemnified Party to the Company and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Company):

1.

General Indemnity

1.1

Subject to the approval thereof by order of the Supreme Court of British Columbia granted pursuant to section 128 of the Company Act (British Columbia), the Company will indemnify and save the Indemnified Party harmless from and against any and all costs, charges and expenses, however arising or incurred by the Indemnified Party, directly or indirectly, in relation to the affairs of the Company by reason of the Indemnified Party being (or previously having been) a director or officer of the Company, including, without limitation:

(a)

an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the Indemnified Party; and

(b)

an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the Indemnified Party is made a party by reason of being a director or officer of the Company, including an action brought by the Company;

provided that the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding, the Indemnified Party had reasonable grounds for believing that *his/her conduct was lawful.

2.

Specific Indemnity for Statutory Obligations

2.1

Without limiting the generality of the provisions of section 1 and subject to the approval thereof by order of the Supreme Court of British Columbia granted pursuant to section 128 of the Company Act (British Columbia), the Company will indemnify and save the Indemnified Party harmless from and against any and all costs, charges and expenses arising by operation of statute by reason of the Indemnified Party's being a director or officer of the Company, including, without limitation, any and all costs, charges and expenses at any time imposed or claims at any time made under or by virtue of:

(a)

the Company Act (British Columbia);

(b)

the Employment Standards Act (British Columbia);

(c)

the Workers' Compensation Act (British Columbia);

(d)

the Income Tax Act (Canada);

(e)

the Bankruptcy Act (Canada); the Excise Tax Act (Canada); and

(f)

the Export and Import Permits Act (Canada); or any re-enactment or amendment of any such Acts which in any way involve the affairs or business of the Company.

3.

Application of Insurance

3.1

Notwithstanding the provisions of sections 1 and 2, the Company will have no obligation to indemnify or same harmless the Indemnified Party in respect of any liability for which he is entitled to indemnity pursuant to any valid and collectible policy of insurance, to the extent of such insurance.  Where partial indemnity is provided by such policy, the obligation of the Company under sections 1 and 2 will continue in effect but be limited to that portion of the liability for which indemnity is not provided by such policy.

4.

Duration

4.1

This Indemnity will continue in effect after the Indemnified Party ceases to be a director or officer of the Company.

5.

Absence of a Presumption

5.1

The determination of any action, suit or proceeding by judgment, order, settlement, conviction or otherwise will not, of itself, create a presumption that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding, that the Indemnified Party did not have reasonable grounds for believing this act was lawful.

6.

Resignation

6.1

Nothing in this Indemnity will prevent the Indemnified Party from resigning as a director or officer of the Company.

7.

Insolvency

7.1

The obligations of the Company under this Indemnity will not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Company in any bankruptcy, insolvency, receivership or other proceedings or creditors.

8.

Other Acts

8.1

The Company will do all such further acts or things and execute and deliver all such further instruments, agreements and other documents as may be necessary or advisable for the purpose of giving effect to and carrying out the intention of or facilitating the performance of the terms and conditions of this Indemnity, including, without limitation, such acts and documents as may be necessary, advisable or useful in connection with the approval in a timely manner of any indemnification of the Indemnified Party pursuant to this Indemnity by the Supreme Court of British Columbia.

9.

Severability

9.1

If any provision of this Indemnity or any part thereof is held to be invalid or contrary to law to any extent, such provision or part will be severed from this Indemnity to such extent and the remainder of this Indemnity will not be affected thereby and will continue to be valid and binding upon the parties hereto to the greatest extent permitted by law.

10

Absolute Indemnity

10.1

This Indemnity is absolute and unconditional and the obligations of the Company hereunder will not be affected, discharged, impaired, mitigated or released by any extension of time, indulgence or modification which the Indemnified Party may extend or make with any person making claim or demand against *him/her in connection with *his/her duties as a director or officer of the Company or in respect of any liability incurred by him as a director or officer of the Company.

11.

Supersedes Prior Indemnities

11.1

This Indemnity supersedes all prior written or oral agreements or understandings between the Company and the Indemnified Party regarding the Company's indemnification of the Indemnified Party in relation to the affairs of the Company by reason of the Indemnified Party's being a director or officer of the Company.

12

Governing Law

12.1

This Indemnity will be construed and enforced in accordance with the laws of British Columbia and will be treated in all respects as a British Columbia contract and the Courts of British Columbia will have jurisdiction over all disputes which may arise under this Indemnity.

IN WITNESS WHEREOF this Indemnity was executed by the Company on February 28, 2003.

TRIANT TECHNOLOGIES INC.

By:

_______________________________

Robert Heath

Chairman and Chief Executive Officer

By:

_______________________________

Mark Stephens

Corporate Secretary and Chief Financial Officer